Exhibit 99.1

FOR IMMEDIATE RELEASE

August 26, 2010

WESTAMERICA BANCORPORATION ANNOUNCES
STOCK REPURCHASE PLAN

San Rafael, Calif: Westamerica Bancorporation (NASDAQ: WABC), parent company of Westamerica Bank, announced that its Board of Directors approved a plan to repurchase, as conditions warrant, up to two million shares of the Company’s common stock on the open market or in privately negotiated transactions from time to time prior to September 1, 2011.

Chairman, President, and CEO David Payne stated, “This stock repurchase program is being adopted to continue to provide management with the flexibility to optimize the Company’s use of equity capital and enhance shareholder value. Westamerica’s strong capital position, high level of profitability, and stable credit quality supported the initiation of this new program.”

The repurchase plan represents approximately 6.9 percent of the Company’s common stock outstanding as of July 23, 2010, as reported on the Company’s most recent Form 10-Q filed with the Securities and Exchange Commission (SEC) on July 30, 2010. This plan replaces the existing two million-share stock repurchase program, under which 1.7 million shares remained available to purchase as of June 30, 2009.

Westamerica Bancorporation, through its wholly owned subsidiary Westamerica Bank, operates commercial banking offices throughout Northern and Central California. At June 30, 2010, the Company’s total assets and total loans outstanding were $4.7 billion and $2.9 billion, respectively.

On August 20, 2010, Westamerica announced its subsidiary bank, Westamerica Bank, entered an agreement with the Federal Deposit Insurance Corporation to purchase substantially all the assets and assume substantially all the liabilities of Sonoma Valley Bank.

Westamerica Bancorporation Web Address: www.westamerica.com

For additional information contact:

Westamerica Bancorporation
Robert A. Thorson — SVP & Chief Financial Officer
707-863-6840

FORWARD-LOOKING INFORMATION:
The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release may contain forward-looking statements about the Company, including descriptions of plans or objectives of its management for future operations, products or services, and forecasts of its revenues, earnings or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors — many of which are beyond the Company’s control — could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s most recent reports filed with the Securities and Exchange Commission, including the annual report for the year ended December 31, 2009 filed on Form 10-K and quarterly report for the quarter ended June 30, 2010 filed on Form 10-Q, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the Company’s business and operations. Other factors described in these reports include changes in business and economic conditions, competition, fiscal and monetary policies, disintermediation, legislation including the Sarbanes-Oxley Act of 2002 and the Gramm-Leach-Bliley Act of 1999, and mergers and acquisitions.

Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward looking statements are made.

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